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                                                                       EXHIBIT 5


                    [LETTERHEAD OF CAHILL GORDON & REINDEL]



                               April 8, 1996











Continental Homes Holding Corp.
7001 N. Scottsdale Road
Suite 2050
Scottsdale, Arizona  85253

Ladies and Gentlemen:


          We have examined a copy of the Registration Statement on Form S-3 (No. 333-1669) filed by Continental Homes Holding Corp. (the "Company") and its subsidiaries (collectively, the "Subsid-iaries") with the Securities and Exchange Commission on March 13, 1996 relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of
(i) $150,000,000 principal amount of Senior Notes due 2006 of the Company (the "Notes") and (ii) the guarantees (collectively, the "Guarantees") issued by the Subsidiaries in connection with the Notes. The Notes and the Guarantees are to be issued under an Indenture (the "Indenture") among the Company, the Subsidiaries and First Union National Bank, as trustee (the "Trustee"). In rendering this opinion, we have reviewed such documents and made such investigation as we deemed appropriate.
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          We are of the opinion that (subject to compliance with
the pertinent provisions of the Act and, with respect to the Indenture, the Notes and the Guarantees, the Trust Indenture Act of 1939, as amended, and to compliance with such securities or "blue sky" laws of any jurisdiction as may be applicable):

          1. When the Indenture has been duly authorized, exe-cuted and delivered by the proper officers of the Company, the Subsidiaries and the Trustee, and when the Notes have been duly executed, authenticated, registered, issued and delivered in accordance with the terms of the Indenture, the Notes will consti-tute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity.

          2. When the Indenture has been duly authorized, exe-cuted and delivered by the proper officers of the Company, the Subsidiaries and the Trustee, and when the Guarantees have been duly executed, issued and delivered in accordance with the terms of the Indenture, the Guarantees will constitute valid and binding obligations of the Subsidiaries, enforceable against the Subsid-iaries in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity.

          We hereby consent to the use of our firm's name under the caption "Legal Matters" and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the afore-said Registration Statement.

                                   Very truly yours,


                                   /s/ Cahill Gordon & Reindel